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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below)is made only by the Offer to Purchase, dated August 27, 2001, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser (as defined below) may, in its discretion, take such action as it may deem necessary to make the
         Offer in any jurisdiction and extend the Offer to holders of
          Shares in such jurisdiction. In those jurisdictions where
           securities, blue sky or other laws require the Offer to
            be made by a licensed broker or dealer, the Offer
             shall be deemed to be made on behalf of the Purchaser
                  by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                      NOTICE OF OFFER TO PURCHASE FOR CASH

                  ALL OF THE OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                             HOMESERVICES.COM INC.

                                       AT

                              $17.00 NET PER SHARE

                                       BY

                             HMSV ACQUISITION CORP.

                          A WHOLLY OWNED SUBSIDIARY OF

                      MIDAMERICAN ENERGY HOLDINGS COMPANY

--------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
    CITY TIME, ON MONDAY, SEPTEMBER 24, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

HMSV Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of MidAmerican Energy Holdings Company, an Iowa corporation ("MEHC"), is offering to purchase all of the outstanding shares of common stock, par value $.01 per share (the "Shares"), of HomeServices.Com Inc., a Delaware corporation (the "Company"), at a price of $17.00 per Share net to the seller in cash (the "Offer Price"), on the terms and subject to the conditions set forth in the Offer to Purchase, dated August 27, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). All references to the Shares herein include the associated rights to purchase preferred stock of HMSV pursuant to that certain Rights Agreement, dated as of October 14, 1999, between HMSV and ChaseMellon Shareholder Services, L.L.C. Tendering stockholders who have Shares registered in their names and who tender directly to the Depositary, Computershare Trust Company of New York, will not be charged brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Questions or requests for assistance may be directed to the Information Agent, MacKenzie Partners, Inc. at the address and telephone number set forth below. Requests for additional copies of the Offer to Purchase, this Letter of Transmittal and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    The Information Agent for the Offer is:


[Graphic Omitted}

                            MacKenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                      E-mail: proxy@mackenziepartners.com

                                       or

                         CALL TOLL-FREE (800) 322-2885


August 27, 2001